EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER




                              dated August 11, 1999




                                  by and among


                           MAGELLAN TECHNOLOGY, INC.,

                             BTI ACQUISITION CORP.,

                  BIOLOGICAL TECHNOLOGIES INTERNATIONAL, INC.,

                     THE GREENBERG ASSET MANAGEMENT COMPANY,

                              ROBERT C. GREENBERG,

                                 WALTER BEINECKE

                                       and

                                RICHARD M. FURBER




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                                TABLE OF CONTENTS

                              ARTICLE I THE MERGER

         SECTION 1.01. The Merger..............................................1
         SECTION 1.02. Conversion of Capital Stock.............................2
         SECTION 1.03. Exchange of Certificates................................3
         SECTION 1.04. Time and Place of Closing...............................6

                                   ARTICLE II

                            OTHER MATTERS RELATING TO
                      CORPORATE ORGANIZATION AND GOVERNANCE

         SECTION 2.01. Actions to Be Taken.....................................6
         SECTION 2.02. The Surviving Corporation...............................6

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 3.01. Corporate Existence and Power...........................7
         SECTION 3.02. Corporate Authorization.................................8
         SECTION 3.03. Governmental Authorization..............................8
         SECTION 3.04. Non-Contravention.......................................8
         SECTION 3.05. Capitalization..........................................9
         SECTION 3.07. Absence of Certain Changes or Events...................10
         SECTION 3.08. Disclosure Documents...................................10
         SECTION 3.09. Litigation.............................................10
         SECTION 3.10. Taxes..................................................11
         SECTION 3.11. Employee Benefit Plans; ERISA..........................12
         SECTION 3.12. Environmental Matters..................................14
         SECTION 3.13. Labor Matters..........................................15
         SECTION 3.14. Compliance with Laws...................................15
         SECTION 3.15. Finders' Fees..........................................16
         SECTION 3.16. Accounting Matters.....................................16
         SECTION 3.17. Intellectual Property..................................16
         SECTION 3.18. Significant Agreements.................................18
         SECTION 3.19. Insurance..............................................19
         SECTION 3.20. Real Property..........................................19
         SECTION 3.21. Tangible Assets........................................20
         SECTION 3.22. Inventory..............................................20
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         SECTION 3.23. Product Warranty; Product Liability....................21
         SECTION 3.24. Voting Requirements....................................21
         SECTION 3.25. State Takeover Laws; No Anti-Takeover Measures.........21
         SECTION 3.26. Codes and Policies.....................................21
         SECTION 3.27. Year 2000 Compliance...................................22
         SECTION 3.28. Proprietary Information................................22
         SECTION 3.29. Guaranties; Power of Attorney..........................22
         SECTION 3.30. Affiliated Transactions................................23
         SECTION 3.31. Disclosure.............................................23

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         SECTION 4.01. Corporate Existence and Power..........................23
         SECTION 4.02. Corporate Authorization................................23
         SECTION 4.03. Governmental Authorization.............................24
         SECTION 4.04. Non-Contravention......................................24
         SECTION 4.05. Capitalization.........................................24
         SECTION 4.06. Organization of Merger Sub.............................25
         SECTION 4.07. No Prior Activities....................................25
         SECTION 4.08. SEC Reports and Financial Statements...................25
         SECTION 4.09. Absence of Certain Changes or Events...................26

                       ARTICLE V COVENANTS OF THE COMPANY

         SECTION 5.01. Conduct of Business of the Company Pending the Effective
                       Time...................................................26
         SECTION 5.02. Access to Financial and Operational Information........28
         SECTION 5.03. Notices of Certain Events..............................29
         SECTION 5.04. Stockholders' Meetings.................................29
         SECTION 5.05. Release of 17% Guaranty; Release of Certain Shares.....30

                                   ARTICLE VI
                               COVENANTS OF PARENT


         SECTION 6.01. Conduct of Business of Parent Pending the Effective
                       Time...................................................30
         SECTION 6.02. Notices of Certain Events..............................30
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                 ARTICLE VII COVENANTS OF PARENT AND THE COMPANY

         SECTION 7.01. Advice of Certain Changes..............................31
         SECTION 7.02. Agreement to Cooperate; Further Assurances.............31
         SECTION 7.03. No Solicitation........................................32
         SECTION 7.04. Proxy Statement........................................32
         SECTION 7.05. Confidential Information...............................32
         SECTION 7.06. Stock Option Plans and Benefit Plans...................32
         SECTION 7.07. Expenses...............................................33

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.01. Conditions to Obligations of Parent and Merger Sub.....33
         SECTION 8.02. Conditions to Obligations of the Company...............34
         SECTION 8.03. Conditions to Obligations of Each Party................35

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

         SECTION 9.01. Termination............................................35
         SECTION 9.02. Effect of Termination..................................37

                                    ARTICLE X
                VOTING AGREEMENTS; CERTAIN STOCKHOLDER COVENANTS

         SECTION 10.01.  Approval of Merger...................................37
         SECTION 10.02.  No Conflict..........................................37
         SECTION 10.03.  Certain Stockholder Covenants........................38

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.01.  Further Assurances...................................38
         SECTION 11.02.  Survival.............................................38
         SECTION 11.03.  Notices..............................................38
         SECTION 11.04.  Governing Laws and Consent to Jurisdiction...........40
         SECTION 11.05.  Binding upon Successors and Assigns; Assignment......40
         SECTION 11.06.  Severability.........................................40
         SECTION 11.07.  Entire Agreement; No Third Party Beneficiaries.......40
         SECTION 11.08.  Other Remedies.......................................40

         SECTION 11.09.  Amendment and Waivers................................40
         SECTION 11.10.  No Waiver............................................41
         SECTION 11.11.  Construction of Agreement............................41

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into the 11th day of August, 1999, by and among Magellan Technology, Inc., a Utah corporation ("Parent"), BTI Acquisition Corp., a Utah corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Biological Technologies International, Inc., a Massachusetts corporation (the "Company"). The Greenberg Asset Management Company, an unincorporated common law business organization ("Greenberg Management"), Robert C. Greenberg ("Greenberg"), Walter Beinecke ("Beinecke") and Richard M. Furber ("Furber") are parties to this Agreement for the limited purposes set forth herein.

                                    RECITALS

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved the business combination transaction provided for herein in which the Company would merge with and into Merger Sub and the Surviving Corporation (as defined below) would become a wholly owned subsidiary of Parent (the "Merger");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger.



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                  (a) At the  Effective  Time (as defined  below) and subject to the terms and conditions hereof and the provisions of the Utah Revised Business Corporation Act ("Utah Law") and Chapter 156B of the Annotated Laws of Massachusetts ("Massachusetts Law"), the Company will be merged with and into Merger Sub in accordance with Utah Law and Massachusetts Law, the separate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Merger Sub are sometimes hereinafter referred to collectively as the "Constituent Corporations."

                  (b) Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VIII, by duly filing appropriate articles of merger (the "Articles of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of Massachusetts Law and Utah Law. The Merger shall be effective at such time as the Articles of Merger are duly filed with the Secretary of State of the States of Massachusetts and the Division of Corporations and Commercial Code of Utah in accordance with Massachusetts Law and Utah Law or at such later time as is specified in the Articles of Merger (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date." This Agreement is intended by the parties to constitute the agreement or plan of merger contemplated by Section 79 of Massachusetts Law and Section 16-10a-1101 of Utah Law.

                  (c) The separate corporate existence of Merger Sub, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, causes of action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effect set forth in Section 80 of Massachusetts Law. The Surviving Corporation shall be subject to suit in Massachusetts for all obligations of any Constituent Corporation arising prior to the Effective Time and, for so long as the foregoing obligations remain outstanding, for all obligations incurred after the Effective Time by the Surviving Corporation. The Secretary of State of Massachusetts is hereby irrevocably appointed as the agent of the Surviving Corporation to accept service of process in any action for the enforcement of the obligations referred to in the previous sentence.

         SECTION 1.02. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value per share, of the Company (the "Company Common Stock") or capital stock of Merger Sub:


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                  (a) Capital Stock of Merger Sub.  Each issued and  outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $.0002 per share, of Parent (the "Parent Common Stock") owned by the Company shall remain unaffected by the Merger. For purposes of this Agreement "Subsidiary" shall mean, with respect to any entity, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the outstanding voting stock (or equivalent interest) is at the time owned by such entity or by one or more Subsidiaries or by such entity and one or more Subsidiaries.

                  (c)  Exchange  Ratio for  Company  Common  Stock.  Subject  to
Section 1.03(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.02(b)) shall be converted into the right to receive 2.06 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock, if any, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.03, without interest.

         SECTION 1.03. Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Zions Bank Stock Transfer or such other bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.02 in exchange for outstanding shares of Company Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 1.02 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Merger Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.03. Lost and mutilated shares of Company Common Stock shall be treated in the same manner as they are currently treated by the Company.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.03(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.03(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.03(c) or 1.03(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  (e)Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in connection with the Merger. All shares of Parent Common Stock to which a holder of shares of Company Common Stock is entitled in connection with the Merger shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Article I shall be entitled to receive from the Exchange Agent a cash payment (without interest) equal to such fraction multiplied by the average closing price per share of Parent Common Stock during the three trading days immediately prior to the Effective Time.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                  (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 1.04. Time and Place of Closing. The closing of the Merger shall take place at the offices of Parr Waddoups Brown Gee & Loveless, 185 South State, Suite 1300, Salt Lake City, UT 84111, as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VIII, or at such other place or time as the Parent and the Company may agree.


                                   ARTICLE II

                       OTHER MATTERS RELATING TO CORPORATE
                           ORGANIZATION AND GOVERNANCE

         SECTION 2.01. Actions to Be Taken. The following actions shall be taken:

                  (a) On the date hereof the Company shall enter into a Forbearance Agreement with the Greenberg Asset Management Company in the form of
Exhibit 2.01 attached hereto.

         SECTION 2.02. The Surviving Corporation.

                  (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

                  (c) Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, the directors of Merger Sub at the Effective Time, shall be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the disclosure schedule referring specifically to this Agreement (the "Company Disclosure Schedule") which has been delivered to Parent on or prior to the execution hereof, the Company represents and warrants to Parent as set forth below:

         SECTION 3.01. Corporate Existence and Power.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the
Company. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, shall mean a material adverse effect on the financial condition, business, properties, assets, liabilities (including contingent liabilities), results of operations of such person or entity and its Subsidiaries, taken as a whole. "Material Adverse Change" shall mean a change or a development that would have a Material Adverse Effect; and "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity. The Company has delivered to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

                  (b) The Company Disclosure Schedule sets forth a complete and correct list of all entities in which the Company owns, directly or indirectly, any equity or voting interest, and sets forth the amount of capital stock of or other equity interests in such entities so owned, directly or indirectly, and the total amount of authorized capital stock of or other equity interests in such entities.

         SECTION 3.02. Corporate Authorization.

                  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by the Company's stockholders to the extent required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") other than:

                  (a) the filing of Articles of Merger in accordance with Massachusetts Law;

                  (b)  compliance  with  any  applicable   requirements  of  the
Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the"Securities Act"); and

                  (c) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations.

         SECTION   3.04.   Non-Contravention.   The   execution,   delivery  and
performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:

                  (a)   contravene   or  conflict  with  any  provision  of  the
respective charters or bylaws (or similarly governing documents) of the Company;

                  (b)  assuming  compliance  with  the  matters  referred  to in
Section 3.03 and assuming the requisite approval of the Company's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its respective properties or assets;

                  (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a benefit under, (i) any agreement, contract or other instrument binding upon the Company or, (ii) assuming compliance with the matters referred to in Section 3.03, any material license, franchise, permit or other similar authorization held by the Company; or

                  (d) result in the creation or imposition of any Lien (as defined below) on any material asset of the Company. For purposes of this Agreement, the term "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and 200,000 shares of non-voting stock. As of the date hereof, there are outstanding: (i) 1,457,950 shares of Company Common Stock (excluding 55,023 shares held in treasury), (ii) 55,023 shares of non-voting stock; and (iii) options ("Company Options") to purchase an aggregate of 111,548 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section or on the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting or nonvoting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(iii) no options, calls, commitments, or other rights of any character relating to the capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as contemplated by this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company does not own directly or indirectly any equity interest or equity investment in, nor is the Company subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity. All offers and sales of Company Securities have been in compliance with applicable federal and state securities and "blue sky" laws and have complied with any preemptive rights under the Company's Articles of Incorporation.

         SECTION 3.06. Financial Statements.

                  (a) The Company maintains true records and books of account in which appropriate entries are made of all dealings and transactions relating to the business and affairs of the Company. The Company has furnished to Parent the unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended December 31, 1998 (the "Company Financial Statements") of the Company. The Company Financial Statements fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

                  (b) Except as reflected or reserved against in the balance sheet of the Company as of December 31, 1998, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 1999 which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 1998, the Company has conducted its business only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which would have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company has not, since March 16, 1999, entered any contract, employment agreement, or any other agreement of any nature whatsoever.

         SECTION 3.08. Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the meetings of the Company's stockholders to be held in connection with the Merger (as the same may be amended or supplemented from time to time, the "Proxy Statement"), at the time of mailing of the Proxy Statement to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.09. Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of the Company, including, without limitation, any claims for indemnification arising under any agreement to which the Company is a party. The Company is not subject to or in default with respect to any writ, order, judgment, injunction or decree. The Company and any of its assets is not subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

         SECTION 3.10. Taxes.

                  (a) The Company (i) has filed or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by it, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Company Balance Sheet all material Federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon (collectively "Taxes") and there are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by the Company that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

                  (b) Neither the Company nor any predecessor corporation has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

                  (c) The Company is not a party to and is not bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement. The Company has not been a member of an affiliated group other than one of which Company was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by the Company.

                  (d) The Company has delivered to Parent correct and complete copies of all tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1997.

                  (e) The Company has furnished to Parent as of the date of this
Agreement as well as on an estimated basis as of the Effective Time: (i) a complete schedule of the tax and book basis differences of the Company; (ii) a complete listing of the amount of any net operating loss (as well as jurisdiction and expiration dates), net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to the Company and any current limitation or restriction as to the utilization thereof; and (iii) a complete listing of the amount of any deferred gain or loss allocable to the Company.

         SECTION 3.11. Employee Benefit Plans; ERISA.

                  (a) The Company is not a party to any oral or written (i) employment, severance, collective bargaining or material consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of the Company
(A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company Disclosure Schedule contains a true and correct description of the annual compensation, bonus plans and awards, options, SAR's, deferred compensation and all other material benefits for each of the executive officers of the Company.

                  (b) Neither the Company nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with the Company (a "Company ERISA Affiliate") maintains any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to ERISA. Each Pension Plan and Welfare Plan of the Company and the Company ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws. Neither the Company nor any Company ERISA Affiliate is subject to potential liability under Section 4069(a) of ERISA.

                  (c) No Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

                  (d) No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, resulting in material liability to the Company or any Company ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. The Company has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to the Company, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate.

                  (e) Neither the Company nor any Company ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither the Company nor any Company ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to the Company or any Company ERISA Affiliate.

                  (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

                  (g) The Company has delivered or made available to Parent full and complete copies or descriptions of, and the Company Disclosure Schedule contains a complete list of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which the Company or any Company ERISA Affiliate is a party or by which the Company or any Company ERISA Affiliate or any property or asset of the Company or any Company ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Certain of the employment agreements contain change in control provisions which will be triggered as of the Effective Time, as set forth in the Company Disclosure Schedule.

                  (h) The Company has delivered or made available to Parent, for each Pension Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and the Company is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

         SECTION 3.12. Environmental Matters.

                  (a) No communication (written or oral), notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "Action") by any Governmental Entity or other person or entity with respect to any (i) alleged violation by the Company of any Environmental Law, (ii) alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had or would have, a Material Adverse Effect on the Company.

                  (b) The Company does not have any material Environmental Liabilities and there has been no Release of Hazardous Substances into the environment or violation of any Environmental Law by the Company with respect to any of its respective properties.

                  (c) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or regarding the Company's compliance with applicable Environmental Laws.

                  (d)  No   transfers   of   permits   or   other   governmental
authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Company or the Surviving Corporation, as the case may be, to be in full compliance with all applicable Environmental Laws immediately following the transactions contemplated hereby. To the extent that such transfers or additional permits and other governmental authorizations are required, the Company agrees to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing.

                  (e) For the purposes of this Agreement, the following terms have the following meanings: "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof. "Environmental Liabilities" shall mean all liabilities which (i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Time. "Hazardous Substances" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Law. "Regulated
Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substances. "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in air, soil, surface water, groundwater or property.

         SECTION 3.13. Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees. There is no labor dispute, work stoppage, or strike against the Company pending or threatened.

         SECTION 3.14. Compliance with Laws. The Company is not in violation of, or has not violated, any applicable provisions of (i) any law, rule, statute, order, ordinance or regulation or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company is a party or by which the Company or its assets are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.15. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company nor any of its directors, officers or employees who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 3.16. Accounting Matters. Neither the Company nor, to its knowledge, any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No.16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16").

         SECTION 3.17. Intellectual Property.

                  (a) The Intellectual Property Rights (as defined below) comprise all of the intellectual property rights necessary for the operation of the business of the Company as currently conducted or as currently proposed to be conducted. The Company Disclosure Schedule sets forth a true, correct and complete list of all: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of the Intellectual Property Rights owned or filed by or on behalf of the Company; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company; (iii) all unregistered copyrights, and mask works and non-confidential descriptions of trade secrets and confidential information owned or used by the Company; and (iv) all licenses or similar agreements or arrangements relating to the Intellectual Property Rights to which the Company is a party, either as licensee or licensor.

                  (b) Except as set forth in the  Company  Disclosure  Schedule:
(i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property Rights necessary for the operation of the business of the Company as currently conducted or as currently proposed to be conducted free and clear of all Liens;
(ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iii) no loss or expiration of any Intellectual Property Rights would have a Material Adverse Effect on the business of the Company, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) the Company has not received any notices of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party); and (v) the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and the Company is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company as currently conducted or as currently proposed to be conducted.

                  (c) The transactions contemplated hereby (including, without limitation, the Merger) will have no Material Adverse Effect on the right, title and interest in and to the Intellectual Property Rights or the validity and enforceability thereof, and such Intellectual Property Rights will be the property of the Surviving Corporation as a result of the Merger. The Company has taken all necessary and desirable action to maintain and protect the Intellectual Property Rights. To the best of the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company have taken all necessary and desirable action to maintain and protect the Intellectual Property Rights subject to such licenses.

                  (d) For the purposes of this Agreement, "Intellectual Property Rights" means all of the following owned by, issued to or licensed to the Company, along with all income, royalties, damages and payments due or payable to the Company at the Effective Time or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured by the Company throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice and including, without limitation, all inventions  of  employees  of the  Company)  and  any  reissues,  continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including, without limitation, the use of the current corporate name and trade name(s) listed on the Company Disclosure Schedule and all translations, adaptations, domain names, mask works, and registrations, applications and renewals for any of the foregoing); copyrights and copyrightable works; Internet domain names; mask works; and registrations, applications and renewals for any of the foregoing trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, data bases and documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on the Company Disclosure Schedule.

         SECTION 3.18. Significant Agreements. The Company Disclosure Schedule sets forth a complete and correct list of all contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments (whether oral or written) and instruments (collectively, "Contracts") that are material to the Company, including, without limitation, the following: (i) any Contract calling for any payment of $18,000 or multiple payments in a twelve-month period aggregating $18,000 or more, (ii) any Contract for the purchase, sale or lease of supplies, raw materials, commodities, goods or services having an aggregate fair market value in any twelve-month period of $18,000, (iii) any Contract relating to Intellectual Property, and (iv) any

Contract purporting to restrict or prohibit the Company or any Affiliate of the Company from engaging or competing in any business or engaging or competing in any business in any geographic area (the Contracts listed in the Company Disclosure Schedule, collectively, the "Significant Agreements"). The Company has heretofore furnished to Parent complete and correct copies of the Significant Agreements, each as amended or modified to the date hereof (including any waivers with respect thereto). Since December 31, 1998, there have been no transactions between the Company, on the one hand, and the other parties to the Significant Agreements or any of their respective Affiliates, on the other hand, other than transactions in the ordinary course of business consistent with past practice pursuant to and in accordance with the terms of the Significant Agreements. Each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms. The Company has not received any notice (written or oral) or cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements. No Significant Agreement is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding. With respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, the Company has not received any notice (written or oral), or otherwise has any knowledge, that any such Significant Agreement will not be, or is not likely to be, so renewed or that any such extension option will not be exercised. There exists no event of default or occurrence, condition or act on the part of the Company or, to the knowledge of the Company, on the part of any of the other parties to the Significant Agreements which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Significant Agreements. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving or notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company is entitled under any provision of any Significant Agreement.

         SECTION 3.19. Insurance. The Company Disclosure Schedule sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company thereunder) providing coverage in favor of the Company or any of its assets. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The coverage provided by such policies is reasonable in scope and amount, in light of the risks attendant to the business and activities of the Company.

         SECTION 3.20. Real Property. Section 3.20 of the Company Disclosure Schedule sets forth the Company's principal place of business and the addresses of the Company's leased property (the "Lease"). The Company Disclosure Schedule identifies all real property (the "Real Property") owned, leased or used by the Company in connection with its business or operations. Except as set forth on the Company Disclosure Schedule, the Company has no obligations or liabilities associated with any other lease or similar arrangement involving real property. With respect to the Real Property:

                  (a) The Lease, and each other lease or agreement by which the Company holds any interest in or right to use any of the Real Property, is, and after the Closing will continue to be, legal and constitutes, and after the Closing will continue to constitute, the valid, binding and enforceable agreement of each party thereto and is and after the Closing will continue to be in full force and effect;

                  (b) No party to the Lease or any other lease or agreement by which the Company holds any interest in or right to use any of the Real Property is in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (c) No party to the Lease or any other lease or agreement by which the Company holds any interest in or right to use any of the Real Property has repudiated any provision thereof;

                  (d) There are no disputes, oral agreements or forbearance programs in effect as to or related to the Lease or any other lease or agreement by which the Company holds any interest in or right to use any of the Real Property;

                  (e) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property (including, without limitation, the leasehold created by the Lease);

                  (f)  All  facilities  operated  or  occupied  by  the  Company
(including, without limitation, the property leased under the Lease) have received all approvals of all governmental authorities (including all licenses and permits) required in connection with the use and operation thereof and are and have been used, operated, and maintained in accordance with all applicable statutes, laws, rules and regulations;

                  (g)  All  facilities  operated  or  occupied  by  the  Company
(including, without limitation, the property leased under the Lease) are supplied with utilities and other services necessary for the use and operation of said facilities; and

                  (h) The Company has good and marketable title (in the case of owned Real Property), or a valid and enforceable leasehold interest (in the case of leased Real Property) in and to each parcel of the Real Property, free and clear of any security interest, easement, covenant or other restriction, except for (i) installments of special easements not yet delinquent and (ii) recorded easements, covenants and other restrictions that do not impair the current use, operation, occupancy or value, or the marketability of title, of the property subject thereto.

         SECTION 3.21. Tangible Assets. The Company owns or leases all tangible, real and personal property and assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from security interests and defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject only to normal wear and tear), and is suitable for the purposes for which it presently is used. The assets of the Company include all assets material to the conduct of the business of the Company as presently conducted.

         SECTION 3.22. Inventory. Except as reserved against in the Company Financial Statements, the inventory of the Company consists of raw materials and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective.

         SECTION 3.23. Product Warranty; Product Liability. Each product developed, fulfilled, manufactured, sold or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Company's audited balance sheet as of December 31, 1998 or except as fully covered by insurance. No product developed, fulfilled, manufactured, sold or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. The Company does not have any liability (and to the knowledge of the Company there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any liability) arising out of any injury to any person or property as a result of the ownership, possession or use of any product developed, fulfilled, manufactured, sold or delivered by the Company, which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.24. Voting Requirements. The affirmative vote of at least ninety percent of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of Company Securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

         SECTION 3.25. State Takeover Laws; No Anti-Takeover Measures. The Merger is exempt from the requirements of all "moratorium," "control share," "fair price," and other anti-takeover laws or regulations of the State of Massachusetts. The Company has not issued or adopted, and is not subject to, any shareholder rights plan or agreement, "poison pill" or any similar security, plan or agreement which would have the effect of delaying, preventing or materially reducing the expected benefits to Merger Sub and Parent of the transactions contemplated by this Agreement.

         SECTION 3.26. Codes and Policies. The Company has heretofore furnished Parent with true and correct copies of all corporate codes of conduct, policy manuals or other materials setting forth the Company's policies, procedures or standards of general applicability relating to employment or operations.

         SECTION 3.27.  Year 2000 Compliance.

                  (a) All systems, hardware, software and firmware products used by the Company in its own operations or used or incorporated in products or services provided or to be provided by the Company to its customers are "Year 2000 Compliant" (as defined in the remainder of this Section 3.27) (including, but not limited to calculating, comparing and sequencing) for, into, and between the twentieth and twenty-first centuries, and years 1999 and 2000 leap year calculations. The Company's systems, hardware, software and firmware products are designed to be used prior to, during and after the calendar year 2000 A.D., and without human intervention will correctly recognize, calculate, process, sequence, store and transmit Date Data without error or interruption, including leap years, and including errors or interruptions from functions which may involve Date Data from more than one century. The term "Date Data" means any data or input which includes an indication of or reference to date and that is stored information and internal to functionality. Date calculations involving either a single century or multiple centuries will neither cause an abnormal ending nor generate incorrect or unexpected results. When sorting by date, all records will be sorted in accurate sequence and when the date is used as a key, records will be read and written in accurate sequence. As used in the previous sentence, accurate sequence means, by way of example, that records will be read, written and sorted in ascending order so that the year 1999 is before the year 2000. The Company's systems, hardware, software and firmware products will calculate, process and display leap year information according to the following algorithm: (a) a leap year will have 29 days in the month of February; and (b) and leap year occurs in all years divisible by 400 or, evenly divisible by 4 and not evenly divisible by 100.

                  (b) The Company has received representations from the suppliers, manufacturers or licensors, as the case may be, of all material systems, hardware, software and firmware products used by the Company in its own operations to the effect that such systems, hardware, software and firmware products are Year 2000 Compliant.

         SECTION 3.28. Proprietary Information. None of the Company's employees, officers, directors or consultants has been engaged or employed or provided development or other services to the Company in violation of any proprietary information, non-compete, confidentiality or similar agreement with a third party. No code, technology or confidential information belonging in whole or in part to a third party has been used in or incorporated into any code, program, technology or product of the Company.

         SECTION 3.29. Guaranties; Power of Attorney. The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person or entity. There are no outstanding powers of attorney executed on behalf of the Company.

         SECTION 3.30. Affiliated Transactions. Except as set forth on the Company Disclosure Schedule, no stockholder or manager or any officer or director of the Company owns or has any interest in, any property or assets used by the Company.

         SECTION 3.31. Disclosure. The representations and warranties contained in this Article 3 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Article 3 not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as disclosed in a document referring specifically to this Agreement (the "Parent Disclosure Schedule") which has been delivered to the Company on or prior to the execution hereof or as disclosed with reasonable specificity in public filings made by Parent with the SEC since January 1, 1995, Parent represents and warrants to the Company as set forth below:

         SECTION 4.01. Corporate Existence and Power. Each of Parent and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of Merger Sub, Parent and each of its Subsidiaries as currently in effect.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent's and Merger Sub's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by Merger Sub's stockholders to the extent required by applicable law. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and
(ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity other than:

                  (a) the filing of the Articles of Merger in accordance with Utah Law;

                  (b)  compliance  with  any  applicable   requirements  of  the
Securities Act; and

                  (c) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not:

                  (a) contravene or conflict with any provisions of the respective charters or bylaws (or similarly governing documents) of Parent or any of its Subsidiaries;

                  (b)  assuming  compliance  with  the  matters  referred  to in
Section 4.03 and assuming the requisite approval of Merger Sub's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets;

         SECTION 4.05. Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of the date hereof, there are outstanding 24,173,646 shares of Parent Common Stock. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section or on the Parent Disclosure Schedule other than as set forth in the Parent SEC Reports (as defined below) there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options, calls, commitments or other rights of any character relating to the capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the"Parent Securities").

         SECTION 4.06. Organization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding. All the issued and outstanding capital stock of Merger Sub is owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

         SECTION 4.07. No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 4.08. SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended and each document filed between the date hereof and the Effective Time, the "Parent SEC Reports"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case maybe, applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1998, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Parent and its Subsidiaries as of December 31, 1998 (including the notes thereto) (the "Parent Balance Sheet"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1998 in the ordinary course of business and consistent with past practices, (iv) as described in the Parent SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         SECTION 4.09. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since March 31, 1999, Parent and its Subsidiaries have conducted their respective business only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which would have a Material Adverse Effect on Parent.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, the Company agrees that:

         SECTION 5.01. Conduct of Business of the Company Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement, or by the Company Disclosure Schedule, the Company shall conduct its operations in the ordinary and usual course of business consistent with past practice and use its best efforts to preserve intact its business goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically contemplated by the Company Disclosure Schedule, prior to the Effective Time, without the consent of Parent, which consent shall not be unreasonably withheld, the Company will not:

                  (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company other than in the ordinary course of business and consistent with past practice or necessary to fulfill conditions set forth in Article VIII provided that the Company has consulted with Parent prior to taking any such action; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or in connection with those acquisition or disposition transactions pending as of the date hereof which have been previously disclosed to Parent; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees;

                  (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

                  (e) make any material commitment or enter into any material contract or agreement except in the ordinary course of business consistent with past practice;

                  (f) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (g) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

                  (h) make any material tax election or settle or compromise any material income tax liability;

                  (i) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                  (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

                  (k) waive, amend or allow to lapse any material term or condition of any confidentiality or "standstill" agreement to which the Company is a party; or

                  (l) take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests.

         SECTION 5.02. Access to Financial and Operational Information. Subject to compliance with applicable law, upon reasonable notice, the Company will give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct and request the Company's directors, officers, employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder; and provided further that notwithstanding the provision of information by Company to Parent or any investigation by Parent prior to or after the date hereof, Company shall not be deemed to make any representation or warranty regarding the Company except as expressly set forth in this Agreement. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction. All non-public information obtained pursuant to this Section 5.02 shall be governed by the Stand Still Agreement dated September 18, 1998 between Parent and the Company (the "Confidentiality Agreement").

         SECTION 5.03. Notices of Certain Events. The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent of:

                  (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

                  (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or which relate to the consummation of the Merger.

         SECTION 5.04. Stockholders' Meetings. The Company shall call a meeting of its stockholders to be held as promptly as practicable (but in no event more than 30 days after the date hereof) for the purpose of voting upon this Agreement and the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its respective stockholders approval of such matters and shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters. The Company agrees that it will not take any action or enter into any transaction prior to the meetings of stockholders referred to above that would be reasonably likely to require a recirculation of the Proxy Statement following its initial mailing to stockholders.

         SECTION 5.05. Release of 17% Guaranty; Release of Certain Shares. Prior to the Closing, the Company shall use its best efforts to cause (i) the surrender by the Company and Greenberg Management of all of the right title and interest in that certain 17% Guaranty (the "17% Guaranty") in favor of Greenberg Management (and indirectly in favor of the Company) securing that certain Non-Negotiable Promissory Note by the Company in favor of Greenberg Management in the original principal amount of $750,000 dated January 6, 1998 (the "Note") and (ii) Beinecke to surrender to the Company, to be placed in the treasury of the Company, 45,000 shares of Company Common Stock in exchange for the release by the Company and Greenberg Management of Beinecke's obligations under the 17% Guaranty.


                                   ARTICLE VI

                               COVENANTS OF PARENT

         From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, Parent agrees that:

         SECTION 6.01. Conduct of Business of Parent Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement or by the Parent Disclosure Schedule, Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them.

         SECTION 6.02. Notices of Certain Events. Parent shall, upon obtaining knowledge of any of the following, promptly notify the Company of:

                  (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

                  (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Parent or any of its Subsidiaries which relate to the consummation of the Merger.


                                   ARTICLE VII

                       COVENANTS OF PARENT AND THE COMPANY

         From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01hereof, the Company and Parent agree that:

         SECTION 7.01. Advice of Certain Changes. Each party will promptly advise each other party to this Agreement in writing to the extent such party has knowledge (i) of the occurrence of any event subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and
(ii) of any Material Adverse Change with respect to such party.

         SECTION 7.02. Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the requisite vote of stockholders of the Company and Merger Sub, including providing information and using all reasonable efforts to (i) promptly obtain all necessary or appropriate waivers, consents and approvals, and promptly effect all necessary registrations and filings, (ii) promptly effect, if necessary, the sale of assets or modification of contracts by either party so long as such sales of assets or modification of contracts by either party would not constitute a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests, (iii) promptly obtain necessary consents from both parties' bank lenders or mutually or separately restructure their credit agreements so that obtaining such consents shall not delay or prevent consummation of the transactions contemplated by this Agreement and (iv) promptly take all actions necessary or desirable to ensure that the Merger will be accounted for as a pooling-of-interests. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

         SECTION 7.03. No Solicitation. The Company shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of such party, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries, other than the transactions contemplated by or described in this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

         SECTION 7.04. Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement. The Proxy Statement shall include the comments of Parent's counsel with respect to materials that must be proposed, the recommendation of the Board of Directors of Parent in favor of this Agreement and the transactions contemplated hereby, and the recommendation of the Board of Directors of the Company in favor of this Agreement and the transactions contemplated hereby.

         SECTION 7.05. Confidential Information. The Company and Parent acknowledge that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement except as provided in such Confidentiality Agreement, and reaffirm their agreement to comply with the terms thereof.

         SECTION 7.06. Stock Option Plans and Benefit Plans. The Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised Company Option granted under the Company's stock option plans listed on Schedule 3.11 of the Company Disclosure Schedule (the "Company Stock Option Plans"), to be automatically converted at the Effective Time into a non-qualified option (a "New Parent Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). Parent shall (i) as of the Effective Time, assume all of the Company's obligations with respect to Company Options as so converted, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to New Parent Options pursuant to this Section 7.06, (iii) from and after the Effective Time, upon exercise of the New Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby and (iv) at the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

         SECTION 7.07. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.01. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a) Covenants; Accuracy of Representations and Warranties. (i) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Article III shall be true and accurate at the date of this Agreement and, as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except for inaccuracies in any such representation and warranties that would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company shall have provided Parent with a certificate executed by two executive officers of the Company, dated as of the Effective Date, to such effect.

                  (b) Shareholder Approval. The Merger and the other transactions contemplated hereby shall be approved by the vote of shares of the Company capital stock representing at least 90% of the issued and outstanding capital stock of the Company.

                  (c) Consents. The Company shall have obtained all written consents, assignments, waivers or authorizations, that are required to be obtained by the Company as a result of the Merger.

                  (d)  Release  of  17%  Guaranty;  Return  of  Certain  Shares.
Greenberg Management and the Company shall have released all of their right title and interest in the 17% Guaranty and Beinecke in connection with the release of his obligations under the 17% Guaranty shall have surrendered into the treasury of the Company 45,000 shares of Company Common Stock.

                  (e) Consent and Disclosure Agreement. Shareholders of the Company representing at least 90% of the outstanding capital stock of the Company shall have executed a Consent and Disclosure Agreement in the form of
Exhibit 8.01(e) hereto.

                  (f) Release of all Claims. Parent, the Company, Greenberg Management, Greenberg, Beinecke and Furber shall have entered in a Release of All Claims Agreement in the form of Exhibit 8.01(f) hereto.

                  (g) Opinion of Counsel. The Parent shall have received the legal opinion of Masterman, Culbert & Tully, LLP, counsel to the Company, in form and substance acceptable to the Parent.

                  (h) Pooling Letters. Parent shall have received a letter of its independent public accountants, dated the Effective Date, in form and substance reasonably satisfactory to it stating that the transactions effected pursuant to Article I of this Agreement will qualify as transactions to be accounted for in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16 (each being referred to as a "Pooling Letter").

         SECTION 8.02. Conditions to Obligations of the Company. The obligations of the Company hereunder to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a) Covenants; Accuracy of Representations and Warranties. (i) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time; (ii) the representations and warranties of Parent set forth in Article IV shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except, in each case, for inaccuracies in any such representation and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent; and (iii) Parent shall have provided the Company with a certificate executed by two executive officers of Parent, dated as of the Effective Date, to such effect.

                  (b) Consents. Parent shall have obtained all written consents, assignments, waivers or authorizations, that are required to be obtained by Parent as a result of the Merger.

                  (c) Registration Rights Agreement. The Parent shall have entered into a Registration Rights Agreement in the form of Exhibit 8.02(c) hereto with all of the Shareholders of the Company that vote to approve the Merger.

         SECTION 8.03. Conditions to Obligations of Each Party. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a)   Stockholder   Approval.   Parent's  and  the   Company's
stockholders shall have duly approved this Agreement and the transactions contemplated hereby, all in accordance with applicable laws.

                  (b) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or imposes material conditions with respect thereto (each party agreeing to use all reasonable efforts to have any such order, decree or injunction lifted).


                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of the Company or Parent:

                  (a) by mutual consent of the Boards of Directors of Parent and the Company;

                  (b) by Parent or the Company, if (i) the Effective Date shall not have occurred on or before October 15, 1999 or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

                  (c) by Parent or the Company, if, at the meeting of the Company stockholders (including any adjournment or postponement thereof) called pursuant to Section 5.04 hereof, the requisite vote of the stockholders of the Company for the Merger shall not have been obtained; (d) by Parent or the Company, if, at the meeting of Parent stockholders (including any adjournment or postponement thereof) the requisite vote of stockholders of Parent for the Merger shall not have been obtained;

                  (d) by Parent, if (i) there has been a breach by the Company of any representation or warranty set forth in this Agreement, which breach would result in Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by the breaching party of notice of such breach; or (ii) there has been a material breach by the Company of any covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the Company of notice of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e)(i) or (ii) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

                  (e) by the Company, if (i) there has been a breach by Parent of any representation or warranty set forth in this Agreement, which breach would result in Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by the Parent of notice of such breach; (ii) there has been a material breach by Parent of any covenant or agreement set forth in this Agreement, which breach is not cured within ten days following receipt by the Parent of notice of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(f)(i) or (ii) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

         SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01 hereof, this Agreement shall forthwith become void (except as set forth in the last three sentences of Section 5.02 and in Sections 7.05, 7.08, and this
Section 9.02) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective officers or directors, except for any breach of a party's obligations under this Section 9.02, in the last three sentences of
Section 5.02 and in Sections 7.05, and 7.08. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful or intentional breach of this Agreement.


                                    ARTICLE X

                VOTING AGREEMENTS; CERTAIN STOCKHOLDER COVENANTS

         SECTION 10.01. Approval of Merger. Each of Greenberg, Greenberg Management, Furber and Beinecke (collectively, the "Principal Stockholders") hereby irrevocably agrees, for the period from the date hereof through the date on which the Merger is consummated or the Merger Agreement is terminated in accordance with the terms hereof, whichever is earlier to cost all votes attributable to Company Common Stock now or hereafter beneficially owned by the Principal Stockholders at any annual or special meeting of stockholders of the Company, including any adjournments or postponements thereof, or written consents of stockholders of the Company in lieu of a meeting, in favor of the approval and adoption of this Agreement and the Merger and against any competing transaction presented to the stockholders, if any. The Principal Stockholders agree not to enter into any agreements the effect of which would be inconsistent with the provisions of this Section 10.01.

         SECTION 10.02. No Conflict. The Principal Stockholders each hereby represent and warrant to Parent and Merger Sub that the provisions of this
Section 10.01 do not conflict with or violate (a) any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Principal Stockholder or (b) result in any breach or default under any contract, mortgage or agreement (or organization or governing document in the case of Greenberg Management) governing such Principal Stockholder or any of his or its shares of Company Stock.

         SECTION 10.03. Certain Stockholder Covenants. Each of Greenberg, Greenberg Management and Beinecke hereby covenant to take the actions set forth in Section 5.05 hereof with respect to the 17% Guaranty and the Note.


                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.01. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. The covenants and agreements contained in this Agreement shall survive the Effective Time.

         SECTION 11.02. Survival. The representations and warranties in this Agreement shall survive the termination of this Agreement or the Effective Time for a period of 12 months (except for matters of which written notice has been given prior to the expiration of such 12 month period), provided, however, that the termination of sections 3.02, 3.05, and 3.12 shall survive the closing indefinitely.

         SECTION 11.03. Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

                  If to Parent or Merger Sub:

                           Magellan Technology, Inc.
                           13526 South 110 West
                           Draper, Utah 84020
                           Attention:  Douglas M. Angus

                  With a copy to:

                           Parr Waddoups Brown Gee & Loveless
                           185 South State, Suite 1300
                           Salt Lake City, Utah  84111
                           Attention:  Richard G. Brown

                  If to the Company:

                           Biological Technologies International
                           604 West Summit
                           Payson, Arizona  85541
                           Attention:  Robert C. Greenberg

                  with a copy to:

                           Masterman, Culbert & Tulley LLP
                           One Lewis Warf
                           Boston, Massachusetts  02110
                           Attention:  Andrew Culbert

                  If to Greenberg Management:

                           604 W. Summit
                           Payson, Arizona  85541
                           Attention:  Dr. Greenberg

                  If to Greenberg:

                           604 W. Summit
                           Payson, Arizona  85541
                           Attention:  Dr. Greenberg

                  If to Beinecke:

                           40 Beach Street, Suite 203
                           Manchester, Massachusetts  01944
                           Attention:  Walter Beinecke

                  If to Furber:

                           76 Summer Street
                           Manchester, Massachusetts  01944
                           Attention:  Richard Furber

Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

         SECTION 11.04. Governing Laws and Consent to Jurisdiction. The laws of the State of Utah (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereof irrevocably submits to the exclusive jurisdiction of the courts of the State of Utah and the Federal courts of the United States of America located in the State of Utah (and the Utah State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

         SECTION 11.05. Binding upon Successors and Assigns; Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the other.

         SECTION 11.06. Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

         SECTION 11.07. Entire Agreement; No Third Party Beneficiaries. This Agreement and the other agreements and instruments referenced herein or therein
(a) constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and (b) are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         SECTION 11.08. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         SECTION 11.09. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of this Agreement and the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the stockholders of the Company, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

         SECTION 11.10. No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         SECTION 11.11. Construction of Agreement. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

         SECTION 11.12. Counterparts; Facsimile. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have executed this Agreement as of the date first above written. Greenberg Management, Greenberg, Beinecke and Furber have executed this Agreement as of the date first set forth above for the limited purposes set forth in Article X hereof.

                                     "PARENT"

                                     Magellan Technology, Inc.
                                     a Utah corporation


                                     By:  _______________________________
                                                     Name:
                                                     Title:


                                     "MERGER SUB"

                                     BTI Acquisition Corp.
                                     a Utah corporation


                                     By:  _______________________________
                                                     Name:
                                                     Title:


                                     "THE COMPANY"

                                     Biological Technologies International, Inc.
                                     a Massachusetts corporation


                                     By:  _______________________________
                                                     Name:
                                                     Title:

                                     "GREENBERG MANAGEMENT"

                                     The Greenberg Asset Management Company an unincorporated common law business organization


                                     By:  _______________________________
                                                     Name:
                                                     Title:


                                     --------------------------------------
                                     Robert C. Greenberg


                                     --------------------------------------
                                     Walter Beinecke


                                     --------------------------------------
                                     Richard M. Furber

                                     ANNEX A

                             INDEX OF DEFINED TERMS


                                      Terms

17% Guaranty...............................................................5.05.
Acquisition Proposal.......................................................7.03.
Action..................................................................3.12.(a)
Agreement...............................................................Preamble
APB No. 16.................................................................3.17.
Articles of Merger......................................................1.01.(b)
Beinecke................................................................Preamble
Certificates............................................................1.03.(b)
Code....................................................................Recitals
Company.................................................................Preamble
Company Common Stock.......................................................1.02.
Company Disclosure Schedule..........................................Article III
Company Financial Statements............................................3.06.(a)
Company Stock Option Plans.................................................7.06.
Company Options............................................................3.05.
Company Securities.........................................................3.05.
Company ERISA Affiliate.................................................3.11.(b)
Company Financial Statements............................................3.06.(a)
Confidentiality Agreement..................................................5.02.
Contracts..................................................................3.18.
Effective Time..........................................................1.01.(b)
ERISA...................................................................3.11.(b)
Exchange Agent..........................................................1.03.(a)
Exchange Fund...........................................................1.03.(a)
Exchange Ratio..........................................................1.02.(c)
Furber..................................................................Preamble
Governmental Entity........................................................3.03.
Greenberg...............................................................Preamble
Greenberg Management....................................................Preamble
HSR Act.................................................................3.03.(b)
Lease......................................................................3.20.
Massachusetts Law.......................................................1.01.(a)
Material Adverse Change.................................................3.01.(a)
Merger Sub..............................................................Preamble
Merger..................................................................Recitals

New Parent Option..........................................................7.06.
Note.......................................................................5.05.
Parent..................................................................Preamble
Parent Common Stock.....................................................1.02.(b)
Parent SEC Reports.........................................................4.08.
Parent Balance Sheet.......................................................4.08.
Parent Common Stock.....................................................1.02.(b)
Parent Disclosure Schedule............................................Article IV
Parent Securities..........................................................4.05.
Pension Plan............................................................3.11.(b)
Pooling Letter..........................................................8.01.(h)
Proxy Statement............................................................3.08.
Principal Stockholders....................................................10.01.
Real Property..............................................................3.20.
Securities Act..........................................................3.03.(b)
Significant Agreements.....................................................3.18.
Surviving Corporation...................................................1.01.(a)
Taxes...................................................................3.10.(a)
Utah Law................................................................1.01.(a)
Welfare Plan      3.11.(b)



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